Exhibit 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	Joe R. Davis
Chief Executive Officer
Consolidated Graphics, Inc.
(713)787-0977

Eric Boyriven/Alexandra Tramont
FD
(212) 850-5600
For Immediate Release
CONSOLIDATED GRAPHICS NAMES JON C. BIRO
EXECUTIVE VICE PRESIDENT — CHIEF FINANCIAL AND ACCOUNTING OFFICER
HOUSTON, TEXAS — January 16, 2008 — Consolidated Graphics, Inc. (NYSE: CGX) announced today that Jon C. Biro, age 41, has joined the Company as Executive Vice President — Chief Financial and Accounting Officer.
Mr. Biro started his career with PriceWaterhouse LLP and joined ICO, Inc. (NASDAQ: ICOC) in 1994 as Corporate Controller. Since 1994, Mr. Biro held roles of increasing responsibility becoming Chief Financial Officer and Treasurer in 2002 and a member of the Board of Directors in 2003. Mr. Biro is a graduate of The University of Texas and the University of Houston Graduate School of Business. He is also a Certified Public Accountant.
Commenting on the announcement, Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, stated, “I am very pleased that Jon has joined our company. His strong financial and public company experience and excellent track record promoting the growth of shareholder value makes him an excellent fit for the Consolidated Graphics team. I am confident that Jon will make a significant contribution to our business.”
Also commenting on the announcement, Jon Biro stated, “I am very pleased to join Consolidated Graphics, an industry leader, and am looking forward to helping drive profitable growth and enhanced shareholder value for many years to come.”
Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 69 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.
CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the Consolidated Graphics Web site at www.cgx.com.

Consolidated Graphics Names Jon C. Biro Executive Vice President	PAGE -2-
— Chief Financial and Accounting Officer
This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations expressed or implied by these forward-looking statements. Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, satisfactory labor relations, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission. The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.
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